UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 21, 2013

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202/206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01	Other Events.

On August 23, 2013, Senesco Technologies, Inc. (the “Company”) filed a current report on Form 8-K announcing the results of its Special Meeting of Stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved a proposal that authorized the Company’s Board of Directors, in its discretion, to effect a reverse stock split of the Company’s outstanding common stock, par value $0.01 per share (“Common Stock”), up until June 30, 2014, at any ratio up to 1- for-100.

On, September 30, 2013, the Company’s Board of Directors approved the implementation of a reverse stock split at a ratio of 1-for-100 shares (the “Reverse Stock Split”). On October 16, 2013, the Company filed an Amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect the Reverse Stock Split of the Common Stock, to be effective as of 9:00 a.m. on October 21, 2013 (the “Effective Date”). As of the Effective Date, every one hundred shares of “old” Common Stock will be converted into one “new” share of Common Stock. Following the Reverse Stock Split, the “new” shares of Common Stock will begin trading on the OTCQB Marketplace, operated by the OTC Markets Group, upon the open of trading on October 21, 2013 with the symbol SNTI.D. After 20 business days, the symbol will revert back to SNTI.

The Reverse Stock Split will reduce the number of shares of Common Stock outstanding from approximately 306,737,542 shares on October 18, 2013 to approximately 3,067,000 shares. Additionally, the Reverse Stock Split will affect the conversion ratio for all instruments convertible into shares of the Company’s Common Stock including the outstanding shares of preferred stock, options and warrants.

As a result of the Reverse Stock Split, holders of certificates representing shares of “old” Common Stock prior to the effective date have the right to receive, upon surrender of those certificates, “new” shares of Common Stock at the ratio of one share of “new” Common Stock for every one hundred shares of “old” Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split. Instead, holders of “old” shares of Common Stock who otherwise would have received fractional shares will receive an amount in cash equal to the value of such fractional shares based on the closing price of the Company’s Common Stock on October 18, 2013.

Each stockholder’s percentage ownership interest in the Company and the proportional voting power remain unchanged after the Reverse Stock Split, except for minor changes and adjustments resulting from rounding of fractional interests. The rights and privileges of the holders of the Common Stock are unaffected by the Reverse Stock Split.

Existing stockholders holding Common Stock certificates will receive a Letter of Transmittal from the Company’s transfer agent, American Stock Transfer & Trust, with specific instructions regarding the exchange of shares. Questions regarding this exchange process can be addressed by contacting American Stock Transfer & Trust.

On October 18, 2013, the Company issued a press release regarding the Reverse Stock Split. A copy of the press release is attached as Exhibit 99.1 to this report.

The foregoing description is qualified by reference to the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, filed as Exhibit 3.1 to his report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on October 16, 2013.
99.1	Press Release of Senesco Technologies, Inc. dated as of October 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: October 21, 2013	By:	/s/ Leslie J. Browne, Ph.D.
Name: Leslie J. Browne, Ph.D.
Title: President and Chief Executive Officer